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                                                               EXHIBIT 10.179

                                                               EXECUTION VERSION

                           THIRD AMENDED AND RESTATED
              NON-GAMING LAND ACQUISITION LINE OF CREDIT AGREEMENT

     THIS THIRD AMENDED AND RESTATED NON-GAMING LAND ACQUISITION LINE OF CREDIT AGREEMENT is dated as of the 25th day of January, 2006, by and between THE POKAGON BAND OF THE POTAWATOMI INDIANS (the "Band") and GREAT LAKES GAMING OF MICHIGAN, LLC, a Minnesota limited liability company ("Lakes"):

In consideration of the mutual covenants and promises hereinafter set forth, and in accordance with the terms of a certain Development Agreement by and between the Band and Lakes Entertainment, Inc., f/k/a Lakes Gaming, Inc. dated as of July 8, 1999, (as assigned by Lakes Entertainment, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement dated as of October 16, 2000 by and among the Band, Lakes Entertainment, Inc. and Lakes, and amended by a Second Amended and Restated Assignment and Assumption Agreement of even date hereof (the "Assignment Agreement")); and as amended and restated by a First Amended and Restated Development Agreement dated as of October 16, 2000, a Second Amended and Restated Development Agreement dated as of December 22, 2004 and a Third Amended and Restated Development Agreement of even date hereof, (collectively, and as heretofore and hereafter further amended, substituted, restated and modified, the "Development Agreement"), the Band and Lakes agree as follows:

     1. Establishment of Credit. Subject to the terms of this Agreement and the Development Agreement, Lakes agrees to make advances to the Band in an amount not to exceed Fifteen Million Dollars ($15,000,000).

     2. Draw Requests; Funding. All draws under this Line of Credit shall be made upon written request by the Band to Lakes in the form of Draw Request attached as Exhibit A. All Draw Requests shall be sent in accordance with
Section 15.4 of the Development Agreement and may, at Lakes' option, be funded through transfer of funds in the Escrow Account; provided that interest shall only accrue under this Line of Credit on funds advanced through the Escrow Account after disbursement from the Escrow Account, and shall not begin to accrue on deposit by Lakes into the Escrow Account. All Draw Requests shall be funded within ten (10) days of the date of the draw request through wire transfer to an account directed by the Band, or as otherwise specified by the Band.

     3. Use of Advances. Advances hereunder shall be used by the Band to option or acquire Non-Gaming Lands, and to pay all related option fees, purchase prices, fees, real estate commissions, transfer taxes, costs and expenses.

     4. Expiration. The commitment of Lakes to make advances hereunder shall expire on the Commencement Date.

     5. Interest Rate. Interest shall accrue on the outstanding balance under this Line of Credit as follows:

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     (a) if the Bank Closing occurs, at a fixed rate equal to the lesser of (i)
     Base Rate as of the Bank Closing plus 1% or (ii) 10% (the "Band Interest Rate"); or

     (b) If the Bank Closing does not occur, at a variable rate equal to the lesser of (i) Base Rate plus 1% or (ii) 10% (the lesser of (i) and (ii) being referred to as the "Variable Interest Rate"). Lakes shall adjust the Variable Interest Rate on the then unpaid principal balance, by way of increase or decrease, in accordance with changes in the Base Rate. Such changes shall be effective as of the change in the Base Rate (the "Effective Date").

     Upon the Bank Closing, interest accruing under this Line of Credit prior to the Bank Closing shall be adjusted retroactively to reflect the Band Interest Rate. "Base Rate" means the lowest Prime Rate as is published daily in The Wall Street Journal. In the event that the Wall Street Journal ceases to publish the Prime Rate, then the holder hereof may in its reasonable discretion select some other generally recognized comparable indicator of the national Prime Rate.

     6. Repayment.

          (I) If the Commencement Date occurs, the Band shall, beginning on the 15th day of the month following such Commencement Date, repay the amount of principal and accrued interest outstanding hereunder as of such Commencement Date in equal monthly payments of principal and interest in an amount sufficient to amortize such principal and accrued interest over a sixty (60) month period at the Band Interest Rate, and shall thereafter continue to make payments in such amount on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such Commencement Date; provided that all remaining principal and interest shall in any event be due and payable on the fifteenth day of the sixtieth month following such Commencement Date.

          (II) If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from the sources specified in Sections
               14.3 and 14.4 of the Development Agreement. If Gaming commences at a Subsequent Gaming Facility and payment is due under this Agreement in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of


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               the installment next following the Effective Date so that the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the installment payment due.

     7. Prepayment. This Line of Credit may be prepaid at any time without penalty. This Note shall also be subject to prepayment as and when required under the terms of any Transaction Documents.

     8. [intentionally omitted]

     9. Limited Recourse. The obligations of the Band under this Line of Credit and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement

     10. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Line of Credit if such default is not remedied within thirty (30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

     11. Band's Waiver of Sovereign Immunity and Consent to Suit. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Line of Credit as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the Western District of Michigan - Southern Division, the United States Court of Appeals for the Sixth Circuit and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Line of Credit. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement. The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.


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     12. Arbitration. All disputes, controversies or claims arising out of or relating to this Line of Credit shall be settled by binding arbitration as provided in Article 14 of the Development Agreement.

     13. Business Purposes; Applicable Law. This Line of Credit evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes. This Line of Credit shall be interpreted and construed in accordance with Michigan law, to the extent not preempted by federal law. Use of Michigan law for the foregoing limited purpose of interpretation and construction is not intended by the parties to and shall not otherwise (i) incorporate substantive Michigan laws or regulations, including but not limited to Michigan usury laws or any other present or future provision of the laws of Michigan that would restrict the rate of interest upon any loan contemplated hereunder; or (ii) grant any jurisdiction to the State or any political subdivision thereof over the Gaming Site or the Facility.

     14. Notices. All notices under this Line of Credit shall be given in accordance with Section 15.4 of the Development Agreement; except that copies of draw requests need not be sent to attorneys.

     15. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes, as amended.

     16. Miscellaneous.

          a. Time is of the essence.

          b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.

          c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

          d. This Agreement, together with documents listed in Section 15.17 of the Development Agreement, as each has been amended to date, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

          e. This Agreement has been executed and delivered as a complete amendment and restatement in its entirety of that certain Non-Gaming Land Acquisition Line of Credit dated as of July 8, 1999 by and between the Band and Lakes Gaming,


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          Inc., as assigned by Lakes Gaming, Inc. to and assumed by Lakes pursuant to the Assignment Agreement, as amended and restated by a First Amended and Restated Non-Gaming Land Acquisition Line of Credit Agreement dated as of October 16, 2000 and a Second Amended and Restated Non-Gaming Land Acquisition Line of Credit Agreement dated as of December 22, 2004, but does not extinguish, satisfy, discharge or constitute a novation thereof, and the Band hereby reaffirms, subject to the provisions of this Line of Credit Agreement, the indebtedness evidenced thereby. Lakes agrees to return to the Band the original Non-Gaming Land Acquisition Line of Credit Agreement dated as of July 8, 1999, the original First Amended and Restated Line of Credit Agreement dated as of October 16, 2000 and the original Second Amended and Restated Line of Credit Agreement dated as of December 22, 2004.

          f. Any other provision of this Line of Credit to the contrary notwithstanding: (i) in no event shall the rate of interest payable under this Line of Credit exceed the maximum rate permitted by law (the "Legal Rate"); (ii) if at any time the rate of interest computed as provided above (the "Computed Rate") exceeds the Legal Rate, then interest shall accrue thereafter at the Legal Rate regardless of whether the Computed Rate is greater or less than the Legal Rate until the total amount of interest payable hereunder equals the amount that would have been payable without regard to this sentence, or until this Line of Credit is paid in full, whichever occurs first; and (iii) if the holder receives any interest in excess of the maximum rate permitted by this sentence, the excess shall be credited against the principal hereof or refunded, at the holder's option.

                                        THE POKAGON BAND OF POTAWATOMI INDIANS


                                        By: /s/ John Miller
                                            ------------------------------------
                                        Its Council Chairman


                                        By: /s/ Daniel Rapp
                                            ------------------------------------
                                        Its Secretary


                                        GREAT LAKES GAMING OF MICHIGAN, LLC


                                        By: /s/ Timothy J. Cope
                                            ------------------------------------
                                            Timothy J. Cope
                                        Its President


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                                    EXHIBIT A
                                  DRAW REQUEST

     The Pokagon Band of Potawatomi Indians (the "Band") requests that Great Lakes Gaming of Michigan, LLC. ("Lakes") advance $______________ under the Non-Gaming Acquisition Line of Credit Agreement (the "Line of Credit"). The Band certifies that the amounts drawn under this Request will be used in accordance with Section 3 of the Line of Credit Agreement and Section 8.5 of the Development Agreement, as per the attached itemization.

     Advances should be made [pursuant to wire transfer instructions previously given to Lakes] [as follows: ________________________________________].

Dated:                                  THE POKAGON BAND OF POTAWATOMI INDIANS
       ------------------------------


                                        By:
                                            ------------------------------------
                                        Its: Council Chairman


                                        By:
                                            ------------------------------------
                                        Its: Secretary


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